Exhibit 99.05
Southern Company
Consolidated Earnings
(In Millions of Dollars)

	Three Months Ended June			Year-to-Date June
	2012	2011	Change	2012	2011	Change
Income Account-
Retail Revenues-
Fuel	$1,230	$1,491	$(261)	$2,265	$2,794	$(529)
Non-Fuel	2,367	2,351	16	4,424	4,444	(20)
Wholesale Revenues	415	507	(92)	764	956	(192)
Other Electric Revenues	154	154	0	302	303	(1)
Non-regulated Operating Revenues	15	18	(3)	30	36	(6)
Total Revenues	4,181	4,521	(340)	7,785	8,533	(748)
Fuel and Purchased Power	1,440	1,818	(378)	2,645	3,394	(749)
Non-fuel O & M	944	910	34	1,911	1,854	57
MC Asset Recovery Insurance Settlement	(19)	0	(19)	(19)	0	(19)
Depreciation and Amortization	445	430	15	886	848	38
Taxes Other Than Income Taxes	228	227	1	453	447	6
Total Operating Expenses	3,038	3,385	(347)	5,876	6,543	(667)
Operating Income	1,143	1,136	7	1,909	1,990	(81)
Allowance for Equity Funds Used During Construction	32	36	(4)	63	71	(8)
Interest Expense, Net of Amounts Capitalized	220	199	21	431	421	10
Other Income (Expense), net	13	(4)	17	11	(2)	13
Income Taxes	329	349	(20)	529	580	(51)
Net Income	639	620	19	1,023	1,058	(35)
Dividends on Preferred and Preference Stock of Subsidiaries	16	16	0	32	32	0
NET INCOME AFTER DIVIDENDS ON PREFERRED
AND PREFERENCE STOCK (See Notes)	$623	$604	$19	$991	$1,026	$(35)

Notes
-	Certain prior year data has been reclassified to conform with current year presentation.

-
All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results.  In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.